FIRST AMENDMENT TO CREDIT AGREEMENT AND CONSENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND CONSENT (this “Agreement”)
is entered into as of November 6, 2015 (the “Effective Date”) among LIFELOCK, INC., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the parties have entered into that certain Credit Agreement dated as of January 9, 2013 among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (as amended or modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendments. The Credit Agreement is hereby amended as follows:

(a)Clause (c) in the definition of “Base Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(c)    the Eurodollar Rate plus 1.00%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

(b)The definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Change of Control” means the occurrence of any of the following events:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

(c)Clause (a) in the definition of “Consolidated Cash EBITDA” in Section 1.01 of the Credit Agreement is hereby amended to delete the “and” after subsection (viii), replace the “;” at the end of subsection (ix) with “; and” and to add a new subsection (x) to read as follows:

(x) beginning with the quarter ending December 30, 2014, settlement payments, legal expenses, administration fees and other third party costs actually incurred or expensed and related to the litigation and settlement of the Ebarle Class Action Lawsuit, the FTC Contempt Action and the States’ Attorneys General Matters; provided, that, the aggregate amount that may be added back pursuant to this clause (a)(x) shall not exceed $130,000,000 during the term of this Agreement;

(d)The definition of “Eurodollar Base Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Eurodollar Base Rate” means:

(a)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

(e)The definition of “Guarantors” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Guarantors” means (a) each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, (b) each other Person that joins as a Guarantor pursuant to Section 7.12, (c) with respect to (i) Obligations under any Swap Contract between any Loan Party and any Swap Bank that is permitted to be incurred pursuant to Section 8.03(d), (ii) Obligations under any Treasury Management Agreement between any Loan Party and any Treasury Management Bank and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Borrower, and (d) the successors and permitted assigns of the foregoing.

(f)The definition of “Letter of Credit Sublimit” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) (i) $2,000,000, until the later of (x) the one
(1) year anniversary of the Litigation Matters Settlement Date, and (y) the date the Loan Parties have obtained court approval of settlements with at least 50% of the States with States’ Attorneys General Matters, and (ii) thereafter, $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

(g)The definition of “Loan Documents” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, the Collateral Documents, the Fee Letter and any other document or agreement which the Loan Parties and the applicable counterparties thereto designate to be a “Loan Document.”

(h)The definition of “Obligations” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Swap Bank that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Treasury Management Bank; provided, however, that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

(h)    The following definitions are hereby added to Section 1.01 of the Credit Agreement in appropriate alphabetical order to read as follows:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Ebarle Class Action Lawsuit” means the lawsuit styled Napoleon Ebarle and Jeanne Stamm, on behalf of themselves and all others similarly situation v. Lifelock, Inc., 3:15-cv-00258-HSG currently pending in the United States District Court for the Northern District of California.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest is or becomes illegal.

“FTC Contempt Action” means the contempt motion filed in the lawsuit styled Federal Trade Commission v. Lifelock, Inc., 2:10-cv-00530-MHM currently pending in the United States District Court for the District of Arizona.

“First Amendment Effective Date” means November 6, 2015.

“Litigation Matters” means the FTC Contempt Action, the Ebarle Class Action Lawsuit, the States’ Attorneys General Matters and that certain lawsuit styled Avila v. Lifelock, Inc., Case No. 2:15-cv-01398-SRB currently pending in the United States District Court for the District of Arizona.

“Litigation Matters Escrow Date” means the date the settlement in principal in each of the FTC Contempt Action and Ebarle Class Action Lawsuit has been reached, settlement documentation has been executed by the applicable parties (provided that such settlements may still be subject to approval by the applicable courts) and cash sufficient to pay such settlements in full upon applicable court approval has been escrowed in a manner satisfactory to the Administrative Agent.

“Litigation Matters Settlement Date” means the date on which the applicable courts have approved the settlement agreements for both the FTC Contempt Action (after approval by the Federal Trade Commission but excluding, for the avoidance of doubt, resolution of any potential States’ Attorneys General Matters) and the Ebarle Class Action.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an

“eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Specified Loan Party” has the meaning specified in Section 4.08.

“ States’ Attorneys General Matters” means any proceedings currently pending or initiated on or before November 6, 2016 by states’ attorneys general related to the issues presented in the FTC Contempt Action.

“Supermajority Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 66 and 2/3% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

(i)A new Section 4.08 is hereby added to the Credit Agreement to read as follows:

4.08    Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.08 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 4.08 to constitute, and this Section 4.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

(j)The following sentence is added to the end of Section 5.02 to the Credit Agreement:

Notwithstanding anything to the contrary set forth in the Loan Documents, from and after the First Amendment Effective Date, until the later to occur of (i) the one (1) year anniversary of the Litigation Matters Settlement Date, or (ii) the date the Loan Parties have obtained court approval of settlements with at least 50% of the States with States’ Attorneys General Matters, after giving effect to any Request for Credit Extension, the Total Revolving Outstandings may not exceed $25,000,000 (unless the Supermajority Lenders have consented in writing to a higher amount), the proceeds of all Revolving Loans and Swing Line Loans advanced during such period must be used to consummate Permitted Acquisitions and, in conjunction with any Request for Credit Extension, the Borrower must deliver to the Administrative Agent a certificate of a Responsible Officer certifying the applicable Loan Parties’ intended use of all such Revolving Loans and Swing Line Loans.

(k)Section 7.02 of the Credit Agreement is hereby amended by removing the word “and” at the end of subsection (i), replacing the “.” at the end of subsection (j) with the words “; and” and adding the following subsection (k):

(k)from the First Amendment Effective Date until the later of (i) one (1) year after the Litigation Matters Settlement Date or (ii) such time as the Loan Parties have obtained court approval of settlements with at least 50% of the States with States’ Attorneys General Matters, monthly reports on the status of the Litigation Matters, including material non-compliance with any settlement entered into in connection with any of the Litigation Matters.

(l)Section 7.03 of the Credit Agreement is amended to add the following new subsections (f), (g), (h) and (i):

(f)From and after the First Amendment Effective Date until the occurrence of the Litigation Matters Settlement Date, participate in update calls with Lenders, the Administrative Agent, the chief financial officer of the Borrower and other necessary officers of the Borrower, upon the reasonable request of the Administrative Agent, to discuss the Litigation Matters and any issues concerning the Borrower’s subscriber base or financial performance.

(g)From and after the First Amendment Effective Date until the later of (i) one (1) year after the Litigation Matters Settlement Date or (ii) such time as the Loan Parties have obtained court approval of settlements with at least 50% of the States with States’ Attorneys General Matters, promptly (but in no event later than five (5) Business Days after receipt) provide copies of any material written communication from any court, government agency or regulator regarding any material non-compliance with any settlement entered into in connection with any of the Litigation Matters.

(h)From and after the First Amendment Effective Date until the later of (i) one (1) year after the Litigation Matters Settlement Date or (ii) such time as the Loan Parties have obtained court approval of settlements with at least 50% of the States with States’ Attorneys General Matters, promptly (but in no event later than five (5) Business Days after receipt) provide copies of any material written communications from the Securities Exchange Commission or the Federal Trade Commission.

(i)Upon the reasonable written request of the Administrative Agent, provide the Administrative Agent (for subsequent delivery by it to the Lenders and their agents) with such access to information and management of the Loan Parties as may be reasonably requested from time to time, including, without limitation, information requests relating to the status and Loan Parties’ progress in resolving the Litigation Matters.

(m)The first sentence of Section 7.12 of the Credit Agreement is hereby amended and restated to read as follows:

Within thirty (30) days after the acquisition or formation of any Subsidiary, or such other later time as agreed to in writing by the Administrative Agent:

(n)Section 8.02(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(g) Permitted Acquisitions, so long as, for any Permitted Acquisition occurring after October 1, 2015 and prior to the Litigation Matters Escrow Date, after consummation of any such acquisition the Loan Parties’ cash reserves and marketable securities would exceed $150,000,000 unless the Supermajority Lenders have consented in writing to a lower amount of cash reserves and marketable securities.

(o)Section 8.06(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) the Borrower may make any additional Restricted Payments; provided, that, (w) no Default or Event of Default exists immediately prior to and after giving effect to any such Restricted Payment, (x) immediately after giving effect to any such Restricted Payment, the Borrower has at least $10,000,000 of cash, Cash Equivalents and availability under the Aggregate Revolving Commitments; (y) after giving effect to any such Restricted Payment on a Pro Forma Basis, the Consolidated Leverage Ratio is less than 1.0 to 1.0 as of the most recent fiscal period end for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b); and (z) if such Restricted Payment is made after October 1, 2015 but prior to the occurrence of the Litigation Matters Escrow Date, the Loan Parties’ cash reserves and marketable securities after making such Restricted Payment would exceed $150,000,000, unless the Supermajority Lenders have consented in writing to a lower amount of cash reserves and marketable securities.

(p)A new Section 8.11(c) is hereby added to the Credit Agreement to read as follows:

(c) Minimum Consolidated Cash EBITDA. From and after the First Amendment Effective Date until the end of the fourth full fiscal quarter ending after the Litigation Matters Settlement Date, permit Consolidated Cash EBITDA as of the end of any fiscal quarter of the Borrower to be less than $60,000,000 for the period of four fiscal quarters of the Borrower ended on such date.

(q)Section 9.03 of the Credit Agreement is hereby amended to add the following sentence at the end thereof to read as follows:

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Guarantors to preserve the allocation to Obligations otherwise set forth above in this Section.

(r)Section 11.01(a) of the Credit Agreement is amended to delete the “or” at the end of subsection (v), replace the “;” at the end of subsection (vi) with “; or” and adding the following subsection (vii) to read as follows:

(vii) change any provision of the Credit Agreement requiring consent of the Supermajority Lenders or change the definition of “Supermajority Lenders” without the written consent of the Supermajority Lenders;

(s)Section 11.04(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, the Litigation Matters (including the costs incurred in retention of any advisors to analyze the Litigation Matters or the impact of any proposed settlements or compromises proposed that relate to the Litigation Matters), or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),

2.	LifeLock Consumer Development LLC Consent. Notwithstanding the terms of Section
7.12 of the Credit Agreement, the Administrative Agent and the Lenders hereby agree, effective as of September 5, 2015, that the Loan Parties shall have until November 15, 2015 to deliver to the Administrative Agent all documentation necessary to satisfy the requirements of Sections 7.12(a) and (b) of the Credit Agreement as they relate to the joinder of LifeLock Consumer Development LLC. The above consent shall not modify or affect the Loan Parties’ obligations to comply fully with the terms of Section 7.12 of the Credit Agreement or any other duty, term, condition or covenant contained in the Credit Agreement or any other Loan Document in the future. The consent is limited solely to the specific consent identified above and nothing contained in this Agreement shall be deemed to constitute a waiver of any other rights or remedies the Administrative Agent or any Lender may have under the Credit Agreement or any other Loan Document or under applicable law.

3.Conditions Precedent.    This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)receipt by the Administrative Agent of counterparts of this Agreement duly executed by (i) a Responsible Officer of the Borrower and each Guarantor, (ii) the Required Lenders and (iii) the Administrative Agent;

(b)receipt by the Administrative Agent’s of such certificates of resolutions or other action and incumbency certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(c)payment of all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders (including reasonable fees and expenses of legal counsel) in connection with this Agreement to the extent invoiced as of the date hereof (paid directly to such counsel if requested by the Administrative Agent or Lenders (as applicable)), without prejudice to a final settling of accounts between the Administrative Agent and the Loan Parties.

4.	Post-Closing Covenants. On or before November 6, 2015, the Borrower shall:

(a)pay to the Administrative Agent, for the account of each Lender that delivers a signature page to this Agreement, an amendment fee in an amount equal to 0.10% of such Lender’s Revolving Commitment as of the Effective Date (collectively, the “Amendment Fees”) which Amendment Fees will be fully earned on the Effective Date and due and payable on November 6, 2015; and

(b)pay to the Administrative Agent, for its own account, a work fee in an amount equal to 0.10% of the Aggregate Revolving Commitments as of the Effective Date (the “Work Fee”), which Work Fee will be fully earned on the Effective Date and due and payable on November 6, 2015.

5.FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

6.Reaffirmation of Credit Agreement. The Credit Agreement and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

7.	Reaffirmation of Guaranties. Except as expressly provided herein, each Guarantor hereby
(a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Loan Documents to which it is a party and (c) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge such Guarantor's obligations under the Loan Documents to which it is a party.

8.	Reaffirmation of Security Interests. Except as expressly provided herein, each Loan Party
(a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Agreement shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

9.Release. Each of the Loan Parties hereby releases and forever discharges the Administrative Agent, the Lenders and each of the Administrative Agent’s and the Lenders’ predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with the Loan Documents, this Agreement or any of the negotiations, activities, events or circumstances arising out of or related to the Loan Documents or this Agreement through the Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Loan Parties may have or claim to have against any of the Lender Group; provided, that nothing will constitute a release or discharge of the Credit Agreement or of the effectiveness of the Loan Documents or this Agreement from and after the Effective Date.

10.	Miscellaneous.

(a)The Credit Agreement (as amended hereby) and the obligations of the Loan Parties thereunder and under the other Loan Documents are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of any Loan Document or a waiver by the Administrative Agent or any Lender of any rights and remedies under the Loan Documents, at law or in equity.

(b)Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Loan Documents and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents.

(c)The Borrower and the Guarantors hereby represent and warrant to the Administrative Agent and the Lenders as follows:

(i)Each of the Borrower and the Guarantors has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement. This Agreement and the execution, delivery and performance hereof by the Borrower and the Guarantors do not contravene the terms of any such Person’s Organization Documents or conflict with or result in any breach or contravention of any law, agreement or obligation by which the Borrower or any Guarantor is bound.

(ii)This Agreement has been duly executed and delivered by each of the Borrower and the Guarantors and constitutes a legal, valid and binding obligation of each of the Borrower and the Guarantors, enforceable against each such Person in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or by principles of equity pertaining to the availability of equitable remedies.

(iii)No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement, other than those that have already been obtained and are in full force and effect.

(d)The Borrower and the Guarantors represent and warrant to the Administrative Agent and the Lenders that (i) after giving effect to this Agreement, the representations and warranties of the Borrower and each other Loan Party contained in Article VI of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 3(d)(i), the representations and warranties contained in Section 6.05(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) of the Credit Agreement, and (ii) no Default has occurred and is continuing.

(e)This Agreement shall constitute a Loan Document for all purposes. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement will inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.

(f)THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TERMS OF SECTIONS 11.14 AND 11.15 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS.

(g)This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(h)	If any provision of this Agreement is held to be illegal, invalid or unenforceable,
(i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:            LIFELOCK, INC.,
a Delaware corporation
By: /s/ Chris Power
Name: Chris Power
Title: Chief Financial Officer

GUARANTORS:        ID ANALYTICS, LLC,
a Delaware limited liability company
By: /s/ Chris Power
Name: Chris Power
Title: Executive Vice President

SAGESTREAM, LLC,
a Delaware limited liability company
By: /s/ Chris Power
Name: Chris Power
Title: Executive Vice President

LEMON, LLC,
a Delaware limited liability company
By: /s/ Chris Power
Name: Chris Power
Title: Executive Vice President

LAVENDER HOLDING, LLC,
a Delaware limited liability company
By: /s/ Chris Power
Name: Chris Power
Title: Executive Vice President

LIFELOCK , INC.
FIRST AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE
AGENT:            BANK OF AMERICA, N.A.,
as Administrative Agent
By:/s/ Mollie S. Canup
Name: Mollie S. Canup
Title: Vice President

LIFELOCK, INC. FIRST AMENDMENT TO CREDIT AGREEMENT

LENDERS:            BANK OF AMERICA, N .A.,
as a Lender, Swing Line Lender and L/C Issuer
By: /s/ Julie Yamauchi
Name: Julie Yamauchi
Title: Senior Vice President

LIFELOCK, INC. FIRST AMENDMENT TO CREDIT AGREEMENT

SILICON VALLEY BANK,
as a Lender
By: /s/ Kurt Nichols
Name; Kurt Nichols
Title: Director

LIFELOCK, INC. FIRST AMENDMENT TO CREDIT AGREEMENT

ROYAL BANK OF CANADA,
as a Lender
By: /s/ Nicholas Heslip
Name:    Nicholas Heslip
Title:    Authorized Signatory

LIFELOCK, INC. FIRST AMENDMENT TO CREDIT AGREEMENT